Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2017, relating to the consolidated financial statements and consolidated financial statement schedules of PG&E Corporation, and the effectiveness of PG&E Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of PG&E Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

February 16, 2017